Exhibit 10.6

AMENDMENT AGREEMENT

Amendment Agreement

to the Managing Director Contract dated October 29, 2007

- hereinafter referred to as “Managing Director Contract” -

between

Microtune GmbH & Co. KG, Marie-Curie-Strasse 1, 85055 Ingolstadt

- hereinafter referred to as “Company” -

and

Barry Koch

- hereinafter referred to as “Managing Director” -

1. Preamble

The Company is a subsidiary of Microtune Inc., U.S.A. and it is expected that Zoran Corporation will acquire the Company in the course of a company transaction. In the case of such acquisition the Managing Director shall be assigned as soon as possible to Zoran Corporation in the United States for the term of two years during which he shall continue to hold the position as managing director of the Company in Germany. With respect to the planned assignment and the “Interim Period” this amendment agreement to the Managing Director Contract is concluded.

2. Assignment and Interim Period

2.1 The Managing Director will be assigned by the Company to the parent company in the U.S.A., i.e. to Zoran Corporation, Sunnyvale, California, for a time period of two years – including the relocation of his family there - while performing his additional responsibilities as Vice President and General Manager Broad Band Receivers Business Unit of Home Entertainment Division (“Assignment”).

The time period between the legal validity of this agreement in accordance with No. 4.1 and the relocation of the Managing Director’s family according to No. 2.4 is the “INTERIM PERIOD”. The function as Vice President and General Manager Broad Band Receivers Business Unit of Home Entertainment Division will be taken over by the Managing Director with the beginning of the Interim Period.

In his function as Vice President and General Manager Broad Band Receivers Business Unit of Home Entertainment Division the Managing Director shall report to Ram Ofir, Senior Vice President and General Manager of the Home Entertainment Division.

2.2 The Managing Director will, from the beginning of the Interim Period and during the Assignment perform his work mainly in California and on business trips to the locations of the division in the USA, Asia and EMEA, otherwise at the headquarters of the Company.

2.3 The Managing Director remains, in general, the managing director of the Company during the Interim Period and the assignment period and, therefore, remains responsible for conducting and controlling the Company’s business. It remains, however, the Company’s right to revoke the appointment as managing director at any time in accordance with the applicable provisions.

2.4 The Managing Director intends to move his family to the USA within one year following the Transaction Consummation Date. The Managing Director is, however, not obliged to do so.

3. Compensation and Benefits during the Assignment Period

3.1 During the Assignment and during the Interim Period the annual gross fix salary is US$240,000.00 and shall be accounted in 12 equal installments at the end of each month and paid after all applicable deductions to the known German bank connection of the Managing Director.

3.2 The Managing Director may, for the time from the beginning of the Assignment, determine which parts of the compensation shall be paid in Germany in EUR currency and which parts in the U.S.A. in US$ currency. He has to announce his decision at least four weeks before the commencement of the assignment period. If the Managing Director fails to announce, the payments will be arranged in the U.S.A. in US$ currency. The applicable currency can-not be changed before the expiration of twelve months assignment period and needs to be announced again with a notice period of four weeks.

3.3. The benefit claims of the Managing Director still remain to be ruled by the Managing Director Contract during the Interim Period.

3.4 What is stated in No. 3.3 shall, however, not apply if the family of the Managing Director relocates within one year following the Transaction Consummation Date to California (beginning of the assignment). In the case and with effect as of such a relocation the benefit claims of the Managing Director will be ruled solely by the terms and conditions of the assignment provisions which are attached to this amendment agreement exclusively in English as Exhibit 1 (hereinafter referred to as “Assignment Conditions”), if and so far nothing deviating is agreed as follows. Thereafter, the benefit provisions of the Managing Director Contract will be superseded by these Assignment Conditions during the term of the assignment. This does not apply to the benefit according to § 3 (pension) of the Managing Director Contract which will continue to be granted during the Assignment.

3.5 During the Interim Period the Managing Director’s claims for reimbursement of travel and out-of-pocket expenses with respect to the accommodation in California are ruled by the general terms and conditions of the Zoran policies, applicable at a time.

4. Legal Validity

4.1 This amendment agreement shall only be effective as of, and contingent upon, the consummation of the transactions contemplated in that certain Agreement and Plan of Merger by and between Zoran Corporation, Microtune Acquisition Corp. and Microtune, Inc., (“Transaction Consummation Date”).

4.2 The Company shall promptly notify the Managing Director upon the occurrence of the Transaction Consummation Date by written notice, by fax or email message.

5. Miscellaneous

5.1 The parties agree that this amendment agreement may have to be adjusted with respect to the technical construction and execution for achieving that the Managing Director shall be able to use the best possible construction with respect to tax and/or social security affects of the assignment.

5.2 If any of the provisions of this amendment agreement is or will be valuated ineffective, the effectiveness of the other provisions of the amendment agreement shall remain unaffected. The parties shall agree on a valid provision which comes closest to the economic intended content of the invalid provision.

5.3 As far as this amendment agreement and the Assignment Conditions contain no deviating or superseding provisions, the provisions of the Managing Director Contract remain applicable during the Assignment.

5.4 The English version of this amendment agreement shall prevail

7. September 2010

/s/ Barry Koch
Barry Koch

/s/ Barry Koch
Microtune GmbH & Co. KG,

represented by its general partner, which is represented by its shareholder, and its authorized signatory, which also acts and signs as limited partner of the Company

/s/ James A. Fontaine
Approved by

HMTF Bermuda (Acquisition) Ltd.,

represented by its President, James A. Fontaine

Exhibit 1

September 7, 2010

Mr. Barry Koch

Assignment Condition Agreement

Dear Barry:

This letter confirms our mutual understanding of the terms and conditions applying to your Expatriate assignment of twenty-four (24) months from Ingolstadt, Germany to Sunnyvale, California, subject to the successful closing of the “Maple” and Zoran Corporation merger (the “Agreement”). While you will remain under your Managing Director contract as amended October 24, 2007 with “Maple” in Germany (the “Managing Director Contract”), you will be seconded to the Zoran Corporation office in Sunnyvale and assume the additional responsibilities of Vice President and General Manager of Broadband Receivers Business Unit in the Home Entertainment Division, reporting to Ram Ofir, Senior Vice President and General Manager of the Home Entertainment Division.

Such an assignment is subject to medical clearances, foreign government entry documents or visas, and your acceptance of the terms and conditions outlined in this letter. The terms and conditions outlined in this letter will be in effect only for the period of your expatriate assignment.

Upon signature, the following assignment conditions will become effective the later of January 31, 2011 or upon which time you and your eligible spouse and children relocate for your expatriate assignment. No assignment provisions will be processed until this Agreement is signed and returned to your primary Human Resources Business Partner (Primary HRBP).

You remain the Managing Director of “Maple” Germany while on assignment in the host country. It is understood that in accepting this assignment, you agree that the terms of your Managing Director Contract with “Maple” Germany remains in full force and affect, however amended by the amendment agreement to this Managing Director Contract and the assignment conditions described herein. In the event that there is a change in your status of Managing Director agreement during this assignment, we will review and revise the assignment conditions as appropriate at that time.

It is Zoran’s global relocation philosophy to align with strategic worldwide business objectives by providing relocation services that are comprehensive.

Relocation assistance is based on the typical and reasonable needs of you and your family. It is not intended to provide an identical style of living to the home country, as this is both impractical and impossible. Provisions of the assistance are designed to provide flexibility to prioritize your requirements within the limits set forth by Zoran.

Contacts

While on assignment you will have the following contacts:

Primary Human Resources Business Partner (Primary HRBP) – Sherry Chapman; Sr. Director, Human Resources; ZCO; Sherry.Chapman@zoran.com; +1408-523-4369

Reporting Manager – Ram Ofir;

Senior Vice President and General Manager Home Entertainment Division; ZCO; Ram.Ofir@zoran.com; +1408-523-4384

Host Country laws and Customs

A. Host Country

You should be aware of the laws in the host country, including those regarding misconduct, discrimination, labor, and employment practices. You are expected comply with all applicable laws of the host country. Information regarding the local laws and customs will be provided by your pre-assignment destination services. You will be subject to the disciplinary processes of the home country unless host country law prohibits the practice. The courts of the home country shall have exclusive jurisdiction over any dispute arising out of, or in connection with, your employment.

Compensation and Benefits

Salary

Your base salary while on assignment is $240,000 denominated in US$. Any applicable bonuses, commissions, and stock options will not change as a result of the expatriate assignment. We will determine the most effective method for handling your payroll and pension contributions between US and Germany, subject to consultation by our Tax advisors.

Compensation

Salary increases, and other compensation will be administered according to home country policies and practices. Salary changes will be the responsibility of your reporting manager. Questions or issues should be directed to your Primary HRBP.

Cost of Living Allowance (COLA)

You are not eligible to receive a Cost of Living Allowance (COLA).

Hardship Allowance

Your base salary will not be supplemented with a hardship premium during your assignment in Sunnyvale, California as this is not considered to be a hardship location.

Health Benefits and Other Insurance

During the expatriate assignment, you will be eligible for US Medical, Dental Vision, Accidental Death & Dismemberment (AD&D) insurance, Short Term Disability coverage, Long Term Disability (LTD) insurance, Basic Life, 401k, and Business Travel Accident (BTA) insurance, to the extent of your eligibility.

Working Hours and Holidays

You will be subject to local norms for working hours and holidays. Your vacation accrual will be based on your Managing Director Contract.

General Tax Considerations

You will be subject to Zoran’s Tax Equalization policy.

Tax Equalization

Tax equalization is a concept designed to protect an employee from any adverse tax consequences resulting from foreign assignment. Under the tax equalization policy, Zoran guarantees to the employee that he or she will pay the same amount of tax while on foreign assignment as the employee would have paid had he or she remained in the home country. The underlying theory of tax equalization is that the expatriate assignment should be tax neutral (no tax benefit or detriment) to the employee.

The precise terms and conditions of the tax equalization program are detailed in Zoran’s Tax Equalization Policy. All employees should ensure that he is familiar with the provisions of the policy prior to departing on assignment. Hypothetical tax deductions and provisions around equity awards are included in this policy and will require your prior consent.

Assignees are requested to contact Carol-Ann Simon at Perkins & Co., directly at +1-503-221-7580 to review the Tax Equalization Policy and your personal tax situation prior to departure. It is your obligation to adhere to all applicable tax regulations, both home and host, to cooperate fully with and to provide complete and accurate information to the tax preparation specialists in a timely manner, and to sign and file the required tax returns by the specified due dates.

Following the consultation please review and sign the attached Tax Equalization Policy Appendix A & B.

Pre departure Assistance

House Hunting (Preview) Trip

You and your accompanying spouse and children will be provided one house-hunting trip to identify housing, schooling, and to become familiar with the local country and services. Reimbursement will be provided for economy class travel, meals, lodging and transportation expenses against receipts on an Expense Reimbursement Form up to US$10,000.

Please contact your Primary HRBP regarding the coordination of your House Hunting (Preview) Trip.

Work Permits/Passports

It is our understanding based on your US citizenship that you require no visa or work permit to enter or work in the US. Upon acceptance of the assignment, you will want to begin the Green Card process immediately for your immediate family to allow them to legally enter and reside in the US as soon as possible. Currently the estimated processing time for this is up to 5 months.

Zoran will assist you with this process along with our immigration attorneys at Baker & McKenzie. Attorney fees for preparation of a marriage based Green Card will be directly billed the company. Consulate processing fees are reimbursable through the company’s Expense Reimbursement Policy.

Medical Examinations

We believe that it is in the best interest of you and your accompanying dependents to be aware of any physical conditions that may be affected by an overseas move. Therefore, physical exams are recommended. The company will cover the cost of these physicals and vaccinations or inoculations required for the host country that are not covered by the company’s regular medical insurance. These expenses will be reimbursed via an Expense Reimbursement Form with original receipts submitted to your Primary HRBP.

It is recommended that you take a complete copy of medical records for yourself and any accompanying dependents to the assignment location.

Pre-Assignment Destination Services- Family Preparation

You and your spouse and children will be provided with destination services to allow for a better understanding of local laws and customs, practical living tips, and business/social skills applicable to the host country. This consultation will be set up and directly billed by your Primary HRBP upon your request once this agreement has been signed.

Relocation Assistance

Enroute Travel

We will cover you, your spouse and children economy class airfare from the home country to the host country.

Increased fares caused by indirect routes for personal reasons are not covered. Any incremental costs associated with this personal travel will be your expense. Traveling from the Frankfurt airport will not be considered an indirect route.

Settling–In (Relocation) Allowance

We will provide a settling-in allowance in the amount of US$7,500, less applicable payroll taxes, however, it will be included in the tax equalization. This amount is based on the total number of eligible individuals accompanying the employee on assignment. The Settling-In Relocation Allowance will be paid in your first full paycheck following your arrival in your host country.

The relocation allowance is intended to offset the costs of some of the miscellaneous expenses you may incur on the assignment. The allowance is intended to cover typical costs such as: mail forwarding expenses, small appliances (toaster, hair dryer, etc.), adapters/transformers, surge protectors, and enroute stopover expenses not covered by Zoran’s Business travel policy guidelines.

Housing

Temporary Living

We will provide you with temporary living up to a maximum of 30 days which may be used in the host country.

Household Goods Shipment – Air shipment and sea shipment

We will provide air shipment for you, your spouse and children up to 20Kg per person. This will allow you to get settled-in prior to unpacking your sea shipment.

We will also provide a sea (surface) shipment for you, your spouse and children. You will be allowed to ship personal and household goods in a 20 foot container by sea shipment (e.g. ocean freight), in total. The surface shipment shall be handled by a carrier selected by Zoran, and costs supported include:

•	Costs of shipment and storage including packing, moving to storage, temporary storage (if necessary), transporting, unloading, unpacking, etc.

•	Costs of insurance for all shipped and stored items at replacement cost.

Temporary storage (if necessary prior to surface shipment) is not to exceed 30 days.

Normal duties and/or taxes for personal items shipped internationally will be paid by Zoran. Any duties and/or taxes on personal items shipped that have special duties and/or taxes (expensive furs, clothing, trademark items, cameras, stereo equipment, artwork, etc.) will be your responsibility. In the event you incur costs above the authorized weight limits (or the maximum air shipment cost equivalence for split shipments); the shipping company will bill you directly for the excess costs.

Zoran does not allow the shipment of vehicles, shop tools, pianos, antiques/jewelry, collector’s items, weapons, alcohol, artwork. If you elect to ship any items not covered by Zoran, you will do so at your own risk and expense.

Additionally Zoran will not reimburse or pay directly for the shipment, kenneling, physical examination or quarantining of pets or live animals during the assignment.

Should the assignee choose to bring household pets to his/her assignment location, he/she is strongly encouraged to familiarize him/her with custom and quarantine requirements, and other rules for bringing animals into the host country. The assignee should also consider the limitations this will have on his/her housing selections.

These policies will apply to transfers to another host county and repatriation of the assignee to the home country.

Assistance during assignment

Destination Services

Where available, destination services will be contracted by Zoran in the assignment location to assist you by providing home finding, practical living assistance and conducting an area orientation upon arrival. These services will be organized by your Primary HRBP and directly billed to Zoran Corporation.

Host Country Housing

During the two (2) years that you and your family are located in San Francisco Bay Area, you will receive reimbursement for housing up to $48,000. Zoran will provide lodging for the length of assignment. Housing budgets will be based in part on availability, safety, location of international schooling (if applicable) and market practice.

Housing in the host location is intended to adequately meet the employee’s needs, but will not necessarily replicate the employee’s housing standards in the home country.

Eligible reimbursement will include rent, basic utilities (not including long distance phone, or cable), major appliances, furniture (whenever possible), and rental deposits.

You are responsible for any damages to the property or furnishings caused by you or your accompanying dependent’s negligence. Therefore, it is your responsibility to conduct a walk-through with the landlord and/or his agent before move in and upon move out to take note of any problems in the dwelling (nail holes, cracks, etc.).

Once you are settled into your housing accommodations in the assignment location, a move to another home in the host country will not be allowed (except in exceptional circumstances such as flood, fire, other safety reasons, etc.).

We strongly advise against purchasing a home in the assignment location. In the event you choose to do so, we will cease all host country housing assistance referenced above. In addition, we will not assume any liability including the reimbursement of any costs associated with such a purchase or re-sale.

Renter’s Insurance

You are advised to purchase, at your own expense, a renter’s insurance/personal liability policy to cover your personal goods while living in host country housing. Overall renter’s insurance coverage, cost, etc. will vary by insurance company and receiving site.

Education

Education costs will be covered up to a maximum of $32,000 in each year of assignment.

Education is for kindergarten (age 5) through high school grade 12 only. If the assignment location “public” school system is not adequate to meet the children’s educational needs, you may enroll the children in a private school.

Eligible education costs include:

•	Tuition fees

•	Registration cost

Non-required expenses such as summer school/camp, field trips, school supplies, day care, athletic fees, and music lessons etc. are not covered. Also, neither day care/pre-school expenses for children under the age of 4 nor adult education expenses are covered by this Agreement.

Home Leave

We will provide you, your spouse and children round-trip air travel between the assignment location and the home country to retain ties with extended family, friends, and home country management. We will pay for up to three non-stop round trips to either Munich or Frankfurt, economy class tickets per each expected full twelve months of assignment. If you are not expected to be on assignment for a second full 12-month period, you are not eligible for all three home leaves in that period.

Home leave will be provided in the form of direct bill whenever possible and against actual receipts submitted on an Expense Reimbursement Form.

Home Leave is allocated to return to your originating country. You must use vacation time for home leave as no vacation time will be given for this benefit. Prior to taking home leave you must complete an on-line vacation request form. Your host country manager and Primary HRBP must approve the request for processing.

If you choose not to return to your country of origin for the home leave period, this time off will not fall under the auspices of a home leave under this agreement.

Emergency Leave

If a serious illness or death occurs in your immediate family, we will cover economy class round-trip airfare for you and your approved accompanying dependents to return to the home country. Reasonable time off is subject to management approval.

Immediate family is defined as parent, parent-in-law, step-parent, child, step-child, spouse, grandparent, grandchild, brother, sister, or brother/sister-in-law.

Assistance upon Repatriation

Repatriation Household Goods Shipment

We will provide an air shipment for you, your spouse and children 20Kg per person.

We will also provide a sea (surface) shipment for you, your spouse and children not to exceed a 20 foot container.

Included in the shipping coverage is the cost of packing, shipping, handling, and standard insurance. The cost of insurance for all shipped and stored items will be at replacement cost.

Normal duties and/or taxes for personal items shipped internationally will be paid by Zoran. Any duties and/or taxes on personal items shipped that have special duties and/or taxes (expensive furs, clothing, trademark items, cameras, stereo equipment, artwork, etc.) will be your responsibility. In the event you incur costs above the authorized weight limits (or the maximum air shipment cost equivalence for split shipments); the shipping company will bill you directly for the excess costs.

Shipping restrictions still also apply for repatriation shipment.

Enroute Travel

We will cover you, your spouse and children airfare from the host country to the home country per home country Travel Policy.

Increased fares caused by indirect routes for personal reasons are not covered. Any incremental costs associated with this personal travel will be at your sole expense. (Traveling from the Frankfurt airport will not be considered an indirect route.)

Changes in assignment status

Personal Information Changes

It is your responsibility to ensure that personal data is accurate at all times and to notify your Primary HRBP of any changes in status or family circumstances. Because each of the following life events may require a change to your Zoran’s Health plan coverage, a Qualifying Status Change must be made with 31 days of the event date.

•	Marital status change—marriage, divorce, or legal separation

•	Birth or adoption of a child

•	Termination or change in your spouse’s employment

•	Death of dependent or spouse

•	Loss of eligible dependent status due to reaching the maximum age requirement

•	Relocation or regional transfer

•	Change in domestic partner status

In cases where a payment has already been made prior to notification of status change, Zoran reserves the right to adjust retroactively to the effective date of the change, reclaiming excess payments if necessary.

Assignment Extension

For those assignment extensions of greater than 30 days, Global Relocation will prepare an additional cost estimate for management approval. You will continue to receive your benefits set forth in this Agreement.

Assignment Ends Early

If the assignment ends earlier than the estimated end date due to Zoran’s operational needs, all expatriate benefits will cease immediately.

Absences from the Assignment Location

If you or your family leave the host country for 30 consecutive days for any reason, all other relocation assistance will be adjusted accordingly. You must inform your Primary HRBP if an absence of more than 30 consecutive days is planned.

Assignment Localization

If a mutual decision is reached between Zoran Corporation and you to localize your employment to the US at the end of the two year assignment period, then Zoran Corporation will provide you with a sea (surface) shipment for you to ship additional household goods from Germany to the US in an amount not to exceed a 20 foot container.

Included in the shipping coverage is the cost of packing, shipping, handling, and standard insurance. The cost of insurance for all shipped and stored items will be at replacement cost.

Normal duties and/or taxes for personal items shipped internationally will be paid by Zoran Corporation. Any duties and/or taxes on personal items shipped that have special duties and/or taxes (expensive furs, clothing, trademark items, cameras, stereo equipment, artwork, etc.) will be your responsibility. In the event you incur costs above the authorized weight limits (or the maximum air shipment cost equivalence for split shipments); the shipping company will bill you directly for the excess costs.

Resignation While On Assignment

If you resign from Zoran group or unilaterally end the assignment prior to the estimated end date, you are responsible for repaying any prorated amounts of lump sums and any amounts we or any other Zoran entity has paid or is obligated to pay beyond the estimated termination date such as lease payments and obligations, vendor services, and tax protection/equalization. Furthermore, if you resign or unilaterally end the assignment within the first six (6) months you agree to repay all relocation assistance. These repayment obligations do not apply if you terminate the Managing Director Contract for good cause within the meaning of Section 626 BGB (German Civil Code).

Involuntary Termination While On Assignment

If you are involuntarily terminated while on assignment, you will have no obligation to repay Zoran for the Relocation Assistance except if the termination is for violation of Zoran HR Policies or failure to perform your job duties. All relocation assistance will cease, effective the final date of employment as determined by your management and Primary HRBP. You and your family will be provided with economy class airline tickets to the home country and a household goods shipment per the repatriation shipment provision detailed above. No other assistance will be provided.

Death or Disability

If your assignment terminates due to death or disability, you and/or your accompanying dependents will be returned to the home country according to the repatriation assistance outlined in this Agreement.

Intention at end of Assignment

If you and your family decide to remain in the US at the end of the two (2) year assignment, you will be localized and these allowances and all other expat provisions will end.

Reassignment

Should the future needs of Zoran conflict with the continuation of your assignment for the length of time set forth in this Agreement, reassignment to any of Zoran’s other locations will depend upon a mutual agreement between you and management.

At the end of your assignment, every effort will be made to assign you to a position which takes into consideration all your experience and the organization’s needs at the time of your reassignment.

ENTIRE AGREEMENT

This Agreement and the incorporated documents constitute the entire agreement regarding your expatriate assignment. You agree that you have entered into this Agreement without reliance on any promises or representations other than those included in this Agreement and it supersedes any such promises or representations. This Agreement cannot be modified except in writing, signed by the party to be bound to the modification, which specifically mentions this Agreement.

In the event of any action alleging the breach of this Agreement, the prevailing party shall be entitled to recover from the breaching party, not only the amount of any judgment, but also costs and expenses, including court costs and reasonable attorney fees incurred in connection with the action to the extent allowed by prevailing law.

You agree to repay any money owed Zoran upon notification. If you fail to repay Zoran within 30 days of notification, you authorize Zoran to deduct any money owed from wages and/or commissions.

We believe we have covered the pertinent points of your assignment. If you are in agreement, we would appreciate your signing and returning one copy of this letter for our files. We wish you the very best in your new assignment, and feel certain that you will make a real contribution to the global operations of Zoran.

SIGNATURES

/s/ Barry Koch

Microtune GmbH & Co. KG,

represented by its general partner, the Microtune Verwaltungs GmbH, which is represented by its shareholder, the HMTF Erste Beteiligungs GmbH—also acting and signing as limited partner of Microtune GmbH & Co. KG—and its authorized signatory.

Approved by

/s/ James A. Fontaine
HMTF Bermuda (Acquisiton) Ltd., represented by its President, James A. Fontaine

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

/s/ Barry Koch	September 7, 2010

Assignee, Barry Koch	Date